Exhibit 99.1

Viking Acquisition Corp. I Announces Pricing of $200,000,000 Initial Public Offering

New York, NY. – October 30, 2025 – Viking Acquisition Corp. I (NYSE: VACI.U) (the “Company”), a Cayman Islands exempted company, announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “VACI.U” beginning on October 31, 2025. Each unit consists of one (1) Class A ordinary share and one-third (1/3) of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “VACI” and “VACI WS”, respectively.

Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC, is acting as sole book-running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,000,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on November 3, 2025, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-289590) relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective pursuant to Section 8(a) of the Securities Act of 1933, as amended. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Acquisition Corp. I

Viking Acquisition Corp. I is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Gil Ottensoser

Chief Financial Officer

gil.ottensoser@kingsrock.com

(917) 423-7931